CONSENT OF KPMG LLP

The Board of Directors and Shareholders
Wells-Gardner Electronics Corporation:

We consent to incorporation by reference in the Registration Statements on Form S-8 (#2-72090, #2-09137, #33-63920, #33-61535, #33-02981 and
#333-72629) of Wells-Gardner Electronics Corporation of our reports dated January 29, 1999, relating to the balance sheet of Wells-Gardner Electronics Corporation as of December 31, 1998 and 1997, and the related statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and the related schedule, which reports are included in or incorporated by reference in the December 31, 1998 annual report on Form 10-K of Wells-Gardner Electronics Corporation.


KPMG LLP

Chicago, Illinois
March 18, 1999